CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of June 20, 2006 (the “Effective Date”) between JOANNE KARIMI (“Karimi”), an individual residing in the State of Florida, and FARO TECHNOLOGIES, INC. (the “Company”), a Florida corporation having its principal place of business at 125 Technology Park, Lake Mary, FL 32746.

RECITALS

WHEREAS, Karimi previously was employed full-time by Company as a Senior Vice President; and

WHEREAS, the Company considers it desirable to retain the services of Karimi on the terms and conditions set forth in this Agreement; and

NOW THEREFORE, in consideration of the covenants set forth herein, the parties agree as follows:

OPERATIVE TERMS

1. RESPONSIBILITIES

A. Subject to the terms and conditions of this Agreement, including, but not limited to, the provisions for termination set forth herein, the Company hereby engages Karimi as a consultant to the Company from the Effective Date until March 20, 2007 (“Term”) for compensation equal to $17,500.00 per month, less any applicable withholding taxes (payable in accordance with the Company’s standard payroll practice for its employees).

B. As a consultant to the Company, Karimi shall report to the Company’s Co-Chief Executive Officers (the “Co-CEOs”), shall have only the responsibilities, duties, and authority given to her by the Co-CEOs, and shall have no other responsibilities, duties, or authority, implied or otherwise. The Company anticipates that these responsibilities will include, as and when requested by the Company, assisting in the hiring of a replacement person and transitioning her role to the new individual and other related functions. Karimi agrees to devote her best efforts and business time, skill, and attention to the performance of such duties, provided that Karimi shall not be obligated to provide more than 40 hours per week of service to the Company. Notwithstanding the foregoing, nothing shall preclude Karimi from seeking new employment and devoting reasonable time during work hours to do so, engaging in appropriate civic, charitable, religious and non-profit activities or to accept other employment during the Term (provided such employment does not violate any provisions of this Agreement or any other agreement between Karimi and the Company, including Sections 8 and 9 herein).

C. The Company is currently defending or involved in, and may in the future become involved or be required to defend additional, various claims, including civil actions, disputes with third parties, civil and criminal investigations, inquiries by federal and state law enforcement officials, inquiries by regulatory or self-regulatory organizations, about which Karimi may have personal knowledge (collectively, “Claims”). It is possible that such Claims will concern matters relating to Karimi’s employment, or her areas of responsibility at the Company. It is also possible that he may be named as a defendant in connection with Claims.

D. Karimi has cooperated with the Company in the past regarding the Claims. Karimi, during and after the Term, shall:

i. continue to cooperate fully with the Company and with federal and state law enforcement or regulatory agencies and self-regulatory organizations with respect to the Claims, whether or not Karimi is named as a party therein; provided, however, that the Company shall (to the extent it can reasonably do so) (A) provide Karimi reasonable notice relating to meetings and document requests and (B) schedule such meetings and document productions at a place which is mutually convenient.

ii. provide the Company with copies of all documents in her possession or control relating to the Claims (to the extent Karimi has not already provided such documents to the Company).

E. Consistent with the Company’s Restated Certificate of Incorporation and By-laws (each as amended), the Company shall promptly reimburse Karimi for all reasonable legal fees (including such legal fees for counsel retained by Karimi to assist and advise regarding her cooperative efforts if cooperation is requested by the Company in connection with Claims) and reasonable expenses incidental to such cooperation.

2. TERMINATION

A. Karimi’s employment with the Company has terminated on the Effective Date.

B. If Karimi accepts other full-time employment during the Term, she is permitted to terminate her consulting engagement under this Agreement and she will no longer be obligated to perform any consulting services for the Company pursuant to Section 1 herein; provided, however, that, notwithstanding any such termination, the Company shall continue to pay to Karimi all compensation pursuant to Section 1 herein through the Term (provided such employment does not violate any provisions of this Agreement or any other agreement between Karimi and the Company, including Sections 8 and 9 herein).

C. The Company may terminate Karimi’s consulting engagement under this Agreement at any time with or without cause and with or without notice; provided, however, that, notwithstanding any such termination (unless such termination is for Good Cause (as defined below)), the Company shall continue to pay to Karimi all compensation pursuant to Section 1 herein through the Term.

D. The Company shall have “Cause” to terminate Karimi’s engagement under this Agreement before the end of the Term only upon the occurrence of the following events: (i) the conviction of Karimi of a felony, or a misdemeanor involving moral turpitude; (ii) gross and willful misconduct by Karimi that is demonstrably and materially injurious to the Company, whether monetarily or otherwise; or (iii) a material breach of this Agreement by Karimi, which is not cured within twenty (20) days of written notice to Executive of the fact and circumstances of breach.

E. In the event Karimi is terminated for Cause before the end of the Term,, any right of Executive to compensation or benefits from the Company, whether under Section 1 herein or otherwise, shall terminate as of the date of the for Cause termination, except to the extent it was already earned before her for Cause termination.

F. In the event of Karimi’s death or disability, Karimi’s consulting engagement with the Company shall be terminated; provided, however, that, notwithstanding any such termination, the Company shall continue to pay to Karimi (or, in the event of her death, to her estate or as her representatives direct) all compensation pursuant to Section 1 herein through the Term. Karimi’s disability means, for purposes of this Agreement, such physical or mental incapacity of Karimi that renders her completely unable to perform her responsibilities hereunder during any consecutive period of 90 days, as determined by an independent physician agreed to by the Board and Karimi.

3. EXPENSES

The Company will reimburse Karimi for all out-of-pocket expenses reasonably incurred by her in connection with performing her consulting duties under this Agreement, provided that such expenses are approved in advance in writing by the Company. Such reimbursement also shall be subject to the Company’s requirements with respect to reporting and documentation of such expenses.

4. BENEFIT PROGRAMS

Karimi's benefits with the Company shall cease as of Effective Date; provided, however, that, in accordance with applicable law, Karimi shall be entitled to participate in the COBRA benefit continuation program at the Company’s sole expense until June 15, 2007 at her discretion.

5. RETURN OF COMPANY PROPERTY

All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Karimi by or on behalf of the Company or their representatives, vendors or customers which pertain to the business of the Company shall be and remain the property of the Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company which is collected by Karimi shall be delivered promptly to the Company without request by it upon termination of Karimi’s consulting engagement.

6. INDEMNIFICATION

A. The Company’s Amended and Restated Articles of Incorporation and Bylaws (each as amended to date) require that the Company indemnify Karimi to the fullest extent permitted or required by the Florida Business Corporation Act (the “FBCA”) against any and all liabilities, and advance any and all reasonable expenses, incurred thereby in any Proceeding (as defined in Section 607.0850 of the FBCA) to which Karimi is a party or in which Karimi is deposed or called to testify as a witness because she is or was an executive officer of the Company. The Company’s Board of Directors previously adopted resolutions whereby the Company agreed to advance certain reasonable expenses incurred by Karimi (each, an “Advance”), in each instance upon receipt of an undertaking by Karimi to repay such amount if she is ultimately found not to be entitled to indemnification by the Company pursuant to Section 607.0850 of the FBCA.

B. Consistent with its obligations described above under the Company’s Amended and Restated Articles of Incorporation and Bylaws (each as amended to date), the Company shall indemnify Karimi and make Advances to Karimi as set forth above. Karimi hereby undertakes to repay to the Company all such Advances if Karimi is ultimately found not to be entitled to indemnification by the Company pursuant to Section 607.0850 of the FBCA in connection with any of the matters described above.

7. ARBITRATION

Any controversy or claim arising out of or relating to this Agreement or to the breach thereof or Executive’s employment with the Company shall be settled exclusively by binding arbitration conducted in Orlando, Florida in accordance with the Employment Rules of the American Arbitration Association then in effect, by a single independent arbitrator selected mutually by the Company and Karimi. If the parties cannot agree on an arbitrator, within 30 days of commencement of an arbitration proceeding hereunder, either party may request that the American Arbitration Association select a candidate in accordance with the rules. The decision of the arbitrator shall be final and binding. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Company agrees to pay all expenses of the AAA and all fees, costs and expenses of the arbitrator and of the arbitration. The parties further agree that any arbitration shall be conducted in a confidential manner, and the arbitrator is hereby authorized to adopt any rules and procedures reasonably appropriate to ensure the confidentiality of the arbitration. In any such arbitration, the arbitrator shall have the authority to award Reasonable Attorney’s Fees and Attorney Costs to the prevailing party, pursuant to this Agreement. “Reasonable Attorney’s Fees and Attorney Costs” include, but are not limited to, the following: all reasonable attorney’s fees, all reasonable attorney costs, all reasonable witness fees and other related expenses, including reasonable paralegal fees, travel and lodging expenses and costs, through trial and appeal, and/or through the finalization of the arbitration and the entering of the arbitrators award, including but not limited to all litigation in any court pursuant to this Agreement. Reimbursement is due within 30 days of written notice after prevailing.

8. CONFIDENTIALITY COMMITMENTS

A. Executive shall hold in strict confidence and not divulge to others, destroy, nor make use thereof (either for the benefit of herself or for the benefit of any person or entity), except for the purposes of the Company, or to enforce her rights under this Agreement, both during and after Executive’s employment by the Company, any and all Proprietary Information or documents containing Proprietary Information that Executive has obtained or will obtain in the course of employment by the Company. All Proprietary Information is the exclusive property of the Company. All files, letters, memos, reports, sketches, drawings, notebooks or other written material containing such information, that are now or in the future comes into Executive’s custody or possession, shall be used by Executive only in the performance of her Company duties, or in connection with her obligations under Section 5 of this Agreement. “Proprietary Information” means the following information that is not generally known about the Company: (a) information identifying or tending to identify any of the existing or prospective acquisition candidates, clients, customers, suppliers, employees, and independent contractors of the Company; (b) information regarding any intellectual property of the Company, including all patents, trademarks, trade names, service marks, and copyrighted materials, and all ideas, designs, methods, scripts, concepts, inventions, research and development, and design projects, and computer programs, software, and source codes, whether or not protected under any law; and (c) information pertaining to the plans, methods, services, processes, prospects, potential acquisitions of other businesses or companies. product costs, price lists, production methods, engineering standards and specifications, marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies, contracts and their contents, customer or client services, data provided by customers or clients and the type, quantity and specifications of products and services purchased by customers of the Company, and financial information

B. Executive agrees, prior to the end of the Term, to make a reasonable effort to identify all Company documents or records in her possession which contain Proprietary Information. All such documents shall be returned to the Company prior to the end of the Term.

C. Nothing in this Section 8 shall preclude Karimi from disclosing or using Proprietary Information at any time if:

i. such Proprietary Information is available to the public or in the public domain at the time of such disclosure or use, without breach of this Agreement; or

ii. disclosure of such Proprietary Information is required to be made by any law, regulation, governmental body, or authority or by court order or other lawful process; provided that before disclosure is made, notice of the requirement is provided to the Company (unless such disclosure is prohibited by a governmental agency), and to the extent possible in the circumstances, the Company is afforded an opportunity to dispute the requirement; or

iii. such Proprietary Information becomes available to Karimi on a non-confidential basis from a source other than the Company or its customers or clients without breach of this Agreement.

9. NON-COMPETITION AGREEMENT

A. Karimi recognizes that the Company’s willingness to enter into this Agreement is based in material part on Karimi’s agreement to the provisions of this Section 9 and that Karimi’s breach of the provisions of this Section 9 could materially damage the Company. Subject to the further provisions of this Agreement and in consideration of the Company’s agreement to provide Karimi access to Confidential Information as defined below, Karimi will not, for a period of two (2) years from the expiration or termination of the Term, directly or indirectly, for herself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

i. Engage or assist in any way, as an employee, agent, representative, officer, member, director, shareholder, owner, partner, joint venturer, or in any capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in (A) the design, development, manufacturing, marketing, or support of computerized measurement systems (including, without limitation, articulated arm measuring devices, laser trackers, laser scanners, and CAD-based measurement and statistical process control software), (B) in the computer-aided manufacturing business, or (C) in any business in direct competition with the Company or any majority-owned subsidiary or affiliate of the Company (collectively, the “Companies”);

ii. for a period of two (2) years from the expiration or termination of the Term call upon any person who is, at that time, an employee of any of the Companies for the purpose or with the intent of enticing such employee away from or out of the employ of any of the Companies;

iii. call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of any of the Companies for the purpose of soliciting or selling products or services in direct competition with any of the Companies;

iv. call upon any prospective acquisition candidate, on Karimi’s own behalf or on behalf of any competitor, which candidate was, to Karimi’s knowledge, within the preceding one year, either called upon by any of the Companies or for which any of the Companies made an acquisition analysis, for the purpose of acquiring such entity; or

v. disclose customers, whether in existence or proposed, of any of the Companies to any person, firm, partnership, corporation or business for any reason or purpose whatsoever except to the extent that any of the Companies has in the past disclosed such information to the public for valid business reasons.

Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Karimi from acquiring as an investment not more than 1% of the capital stock of a competing business, whose stock is traded on a national securities exchange, the Nasdaq Stock Market or similar market.

B. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Karimi agrees that, in the event of breach by her, the Company shall be entitled to specific performance, including immediate issuance of a temporary restraining order and/or preliminary or permanent injunctive relief enforcing this Agreement, and to judgment for damages caused by her breach, and to any other remedies provided by applicable law. In the event any of the terms or conditions of this Agreement are found unreasonable by a court of competent jurisdiction, Karimi agrees to accept as binding in lieu thereof, any such lesser restrictions which said court may deem reasonable.

C. It is agreed by the parties that the foregoing covenants in this Section 9 impose a reasonable restraint on Karimi in light of the activities and business of the Companies on the date of the execution of this Agreement and the current plans of the Companies; but it is also the intent of the Company and Karimi that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Companies throughout the term of this Agreement.

D. The Company and the Companies have international operations and conduct business throughout the world. In her employment with the Company, Karimi has performed services for the Company throughout the United States and in various foreign jurisdictions. The provisions of this Section 9 is intended to apply to the fullest extent possible in all of the United States and in every foreign jurisdiction in which the Company conducts business.

E. The covenants in this Section 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

F. The Company and Karimi hereby agree that this covenant is a material and substantial part of this Agreement.

G. The parties agree that the covenants in this Section 9 shall apply in the event the Term expires.

10. MISCELLANEOUS

A. Entire Agreement. This Agreement embodies the entire Agreement and understanding between the Company and Karimi relating to the subject matter hereof. This Agreement supersedes and cancels all prior agreements between the Company and Karimi, whether written or oral, relating to the engagement of Karimi as a consultant and relating to her prior employment by the Company, other than the Employment, Assignment of Inventions, and Confidentiality Agreement previously executed by Karimi and the Company. To the extent such Employment, Assignment of Inventions, and Confidentiality Agreement contradicts the terms of this Agreement, such agreement is superseded by this Agreement; however, with this exception, such Employment, Assignment of Inventions, and Confidentiality Agreement shall remain in full force and effect.

B. Vesting under all stock options, restricted stock, restricted stock units, and other rights to purchase shares of common stock of the Company shall terminate on the Effective Date; provided, however, that neither this Agreement nor Karimi’s separation from employment with the Company shall in any way impact the exercisability or right to receive the shares of common stock underlying any stock options, restricted stock, restricted stock units, and other rights to purchase shares of common stock of the Company held by Karimi, all of which will continue to be controlled by the applicable governing agreements and plans.

C. Survival. The parties intend that a number of provisions in this Agreement, as is evident from their terms, will remain in force after the termination or expiration of the Term.

D. Legal Matters. The laws of the State of Florida and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to resolution of conflicts with laws of other jurisdictions, govern the validity, enforcement, construction, and interpretation of this Agreement. In the event that there is any litigation under this Agreement, Karimi and the Company (a) consent to the personal jurisdiction of the state and federal courts having jurisdiction in Orange County, Florida, (b) stipulate that the proper, convenient, and exclusive venue for any legal proceeding arising out of this Agreement is Orange County, Florida, for a state court proceeding, or the Middle District of Florida, Orlando Division, for a federal court proceeding, and (c) waive any defense, whether asserted by motion or pleading, that Orange County, Florida, or the Middle District of Florida, Orlando Division, is an improper or inconvenient venue.

E. Severability. If any of the provisions of this Agreement are held invalid for any reason, the remainder will not be affected and will remain in full force and effect in accordance with its terms.

F. Notice. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or sent by telecopy transmission or three (3) days after being sent by United States mail, postage prepaid to the parties at their respective address set forth below.

(i)	To the Company:
FARO TECHNOLOGIES, INC.
Attention: Chief Financial Officer
125 Technology Park
Lake Mary, FL 32746
(ii)	To Karimi:
To Karimi’s address contained in the Company’s records.

G. Amendment and Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom it is sought to be enforced. The failure by either party to insist upon strict performance of any provision will not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same provision at any other time, or any other provision of this Agreement.

H. Survival of Rights and Obligations. All post-termination rights and obligations of Karimi and the Company pursuant to this Agreement survive the termination of this Agreement. This Agreement shall inure to the benefit of successors and assigns.

I. Further Assurances. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably necessary in order to carry out the provisions and purposes of this Agreement.

J. No Strict Construction. The parties have jointly participated in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

K. Counterparts. This Agreement may be executed in multiple counterparts, each of which is an original but which shall together constitute one and the same instrument.

L. Costs. In any mediation, arbitration, or legal proceeding between Karimi and the Company arising out of this Agreement, the losing party shall reimburse the prevailing party, on demand, for all costs incurred by the prevailing party in enforcing, defending, or prosecuting this Agreement.

M. Assignment; Successors. Karimi shall not assign her rights or delegate any of her obligations under this Agreement, and any attempted assignment or delegation by Karimi will be invalid and ineffective against the Company. The Company may assign its rights under this Agreement without Karimi’s consent to any assignee or successor in interest of its business, whether pursuant to a sale, merger, or sale or exchange of assets or outstanding stock of the Company. This Agreement is binding on, and inures to the benefit of, the Company’s authorized assignees and successors. Upon assignment of the Company’s rights under this Agreement, (a) every reference in this Agreement to the “Company” will include the assignee, and (b) if the assignee expressly assumes in writing or by operation of law all the liabilities of the assignor generally or under this Agreement specifically, the assignor will be released from all its obligations to Karimi under this Agreement.

N. Notices. Every notice, demand, consent, or other communication required or permitted under this Agreement will be valid only if it is in writing (whether or not this Agreement expressly states that it must be in writing) and delivered personally or by telecopy, commercial courier, or first-class, postage-prepaid, United States mail (whether or not certified or registered, and regardless of whether a return receipt is requested or received by the sender), and addressed to the addresses for the parties listed below. A validly given notice, demand, consent, or other communication will be effective on the earlier of its receipt, if delivered personally or by telecopy or commercial courier, or the third day after it is postmarked by the United States Postal Service, if delivered by first-class, postage-prepaid, United States mail.

O. KARIMI ACKNOWLEDGES THAT SHE HAS CAREFULLY READ THIS AGREEMENT, WAS AFFORDED SUFFICIENT OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL OF HER CHOICE, AND TO ASK QUESTIONS AND RECEIVE SATISFACTORY ANSWERS REGARDING THIS AGREEMENT, UNDERSTANDS HER RIGHTS AND OBLIGATIONS UNDER IT, AND SIGNED IT OF HER OWN FREE WILL AND VOLITION.

IN WITNESS WHEREOF the parties have executed this Consulting Agreement effective the day and year set forth above.

FARO TECHNOLOGIES, INC.

By: /s/ Jay W. Freeland Name: Jay W. Freeland Title: President & Co-CEO

/s/ Joanne Karimi
JOANNE KARIMI